North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution: Iowa Newsline
November 9, 2011

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2011

Fort Dodge, Iowa – North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced today its financial results for the third quarter ended September 30, 2011.

The Company’s net income for the quarter ended September 30, 2011 was $1.0 million, or $0.65 per diluted share, compared to net income of $1.2 million, or $0.76 per diluted share, for the quarter ended September 30, 2010.  The decrease in earnings was primarily due to an increase in provision for loan losses and noninterest expenses and a decrease in noninterest income, offset in part by an increase in net interest income and securities gains.

Net interest income for the quarter ended September 30, 2011 was $3.7 million, compared to net interest income of $3.5 million for the quarter ended September 30, 2010.  Net interest spread for the quarter ended September 30, 2011 was 3.39%, compared to net interest spread of 3.05% for the quarter ended September 30, 2010.  Net interest margin for the quarter ended September 30, 2011 was 3.57%, compared to net interest margin of 3.26% for the quarter ended September 30, 2010.

The Company’s provision for loan losses was $350,000 and $168,000 for the quarters ended September 30, 2011 and 2010, respectively.  Net loans charged off for the quarter ended September 30, 2011 totaled $1.2 million, compared to $1.5 million for the quarter ended September 30, 2010.  The charge-offs consisted primarily of a commercial loan in each period that had previously been identified and valued as an impaired loan.  The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank’s portfolio, and other factors related to the collectibility of the Bank’s loan portfolio.

The allowance for loan losses at September 30, 2011 constituted 1.6% of loans and 88.1% of nonperforming loans, compared to the allowance for loan losses at December 31, 2010 constituting 1.8% of loans and 53.1% of nonperforming loans.  Nonperforming assets were $7.2 million, or 1.7% of total assets, at September 30, 2011, compared to $16.2 million, or 3.6% of total assets, at December 31, 2010.

The Company’s noninterest income was $2.0 million and $2.2 million for the quarters ended September 30, 2011 and 2010, respectively.  The decrease in noninterest income for the quarter ended September 30, 2011 compared to the same period in 2010 was primarily due to decreases in mortgage banking income, abstract fees, fees and service charges, other income, and an increase in losses and expenses related to foreclosed real estate.  These decreases were offset in part by an increase in investment and insurance sales income.

The Company’s noninterest expense for the quarter ended September 30, 2011 and 2010 was $4.0 million and $3.9 million, respectively.  Compensation and employee benefits, foreclosed real estate impairment, and professional fees increased for the quarter ended September 30, 2011, compared to the same period in 2010.  These increases were offset in part by decreases in FDIC insurance expense, regulatory fees, and premises and equipment.

The Company’s provision for income taxes was $325,000 and $512,000 for the quarters ended September 30, 2011 and 2010, respectively.  The decrease in the provision for income taxes was primarily due to a decrease in income before taxes and the receipt of new low income housing tax credits.

Total assets at September 30, 2011 were $429.7 million, compared to $452.3 million at December 31, 2010.  Net loans decreased by $26.0 million, or 7.8%, to $308.4 million at September 30, 2011, from $334.5 million at December 31, 2010.  The decrease in net loans was primarily due to payments, prepayments, and sales of loans, offset in part by the origination of one-to-four family residential, commercial real estate and consumer loans.  At September 30, 2011, net loans consisted of (i) $132.7 million of one-to-four family real estate representing a decrease of $7.4 million from December 31, 2010, (ii) $61.6 million of nonresidential commercial real estate loans representing a decrease of $8.3 million from December 31, 2010, (iii) $51.2 million of multi-family real estate loans representing a decrease of $5.5 million from December 31, 2010, and (iv) $62.9 million of consumer loans representing a decrease of $4.8 million from December 31, 2010.  Cash and cash equivalents decreased $3.6 million, or 17.7%, to $17.0 million at September 30, 2011, compared to $20.6 million at December 31, 2010.  Investment in certificates of deposit decreased $8.1 million, or 63.9%, to $4.6 million at September 30, 2011, compared to $12.7 million at December 31, 2010.  Securities available-for-sale increased $19.7 million, or 40.6%, to $68.1 million at September 30, 2011, compared to $48.4 million at December 31, 2010.  The increase in securities available for sale was primarily funded by loan repayments that exceeded loan originations and maturities of investments in certificates of deposit.

Deposits decreased $2.8 million, or 0.8%, to $347.0 million at September 30, 2011, from $349.8 million at December 31, 2010.  The decrease in deposits was primarily due to a decrease in certificates of deposit and interest bearing demand deposits, partially offset by increases in noninterest bearing deposits, money market, and savings accounts.  Borrowed funds decreased $22.0 million, or 44.7%, to $27.3 million at September 30, 2011, from $49.3 million at December 31, 2010.

The Bank remains “well capitalized” for regulatory capital purposes. See the Selected Financial Ratios included in the Financial Highlights below. Stockholders’ equity was $52.1 million at September 30, 2011, compared to $49.2 million at December 31, 2010.  The increase in stockholders equity was primarily due to earnings and an increase in accumulated other comprehensive gains, offset in part by dividends paid to stockholders.  Book value, or stockholders’ equity per common share, was $30.95 at September 30, 2011, compared to $28.84 at December 31, 2010.  The ratio of stockholders’ equity to total assets was 12.1% at September 30, 2011, compared to 10.9% at December 31, 2010.

All common stockholders of record on September 16, 2011, received a quarterly cash dividend of $0.01 per common share on October 7, 2011.  In addition, on August 15, 2011 the Company paid an aggregate cash dividend of $127,500 on the cumulative preferred stock issued to the Treasury.  As of September 30, 2011, the Company had 1,355,073 shares of common stock outstanding and 10,200 shares of cumulative preferred stock outstanding.

Effective June 29, 2011, First Federal Savings Bank of Iowa (Bank) received regulatory approval from the Iowa Division of Banking and completed its conversion to a state-chartered commercial bank from a federally-chartered stock savings bank.  In connection with the conversion of the Bank, the Company also received approval from the Board of Governors of the Federal Reserve System and completed a reorganization to a bank holding company from a savings and loan holding company.  The Federal Reserve Bank of Chicago has also since approved the Bank’s application for membership in the Federal Reserve System.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  Additional factors that could cause actual results to differ from those expressed or implied in the forward looking statements are described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 and other filings made with the Securities and Exchange Commission.  The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  David M. Bradley, Chairman, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition
(Unaudited)
(Dollars in Thousands, except per share data)
	September 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$16,960	$20,604
Investments in certificates of deposit	4,576	12,689
Securities available-for-sale	68,099	48,436
Restricted equity securities	3,431	3,017
Loans (net of allowance for loan loss of $5,066 and
$6,147, respectively)	308,439	334,461
Foreclosed real estate	1,387	4,586
Other assets	26,828	28,471
Total assets	$429,720	$452,264
Liabilities
Deposits	$347,025	$349,833
Borrowed funds	27,250	49,250
Other liabilities	3,308	4,006
Total liabilities	377,583	403,089
Stockholders’ equity	52,137	49,175
Total liabilities and stockholders’ equity	$429,720	$452,264
Stockholders’ equity to total assets	12.13%	10.87%
Book value per common share	$30.95	$28.84
Total shares of common stock outstanding	1,355,073	1,351,448
Total shares of cumulative preferred stock outstanding	10,200	10,200

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Interest income	$4,987	$5,476	$15,282	$16,858
Interest expense	1,335	1,942	4,464	5,929
Net interest income	3,652	3,534	10,818	10,929
Provision for loan loss	350	168	1,135	2,578
Net interest income after provision for loan loss	3,302	3,366	9,683	8,351
Noninterest income	1,960	2,198	5,434	5,737
Securities gains, net	86	-	116	8
Noninterest expense	3,999	3,887	12,276	11,843
Income before income taxes	1,349	1,677	2,957	2,253
Income taxes	325	512	695	588
Net income	$1,024	$1,165	$2,262	$1,665

Preferred stock dividends and accretion of discount	132	132	397	397
Net income available to common shareholders	$892	$1,033	$1,865	$1,268

Basic earnings per common share	$0.66	$0.77	$1.38	$0.94
Diluted earnings per common share	$0.65	$0.76	$1.37	$0.94

Selected Financial Ratios	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2011	2010	2011	2010
Performance ratios
Net interest spread	3.39%	3.05%	3.30%	3.20%
Net interest margin	3.57%	3.26%	3.46%	3.40%
Return on average assets	0.94%	1.01%	0.67%	0.49%
Return on average equity	7.97%	9.46%	5.99%	4.53%

	September 30, 2011	December 31, 2010
Capital ratios (First Federal Savings Bank of Iowa)
Total Capital (to risk weighted assets)*	18.2%	16.5%
Tier I Capital (to risk weighted assets)*	17.0%	15.3%
Tier I Capital (to average assets)*	11.1%	10.2%
*Exceeds regulatory definition of “well capitalized”